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                                  STATE OF ILLINOIS
                           ENVIRONMENTAL PROTECTION AGENCY
                                AMENDMENT NUMBER 6 TO
                           PROFESSIONAL SERVICES AGREEMENT


    In consideration of the execution of the Professional Services Agreement Number VI-1024, executed November 5, 1990 (hereinafter, "Agreement") between the Illinois Environmental Protection Agency (hereinafter, "Agency") and Systems Control, Inc., successor elements of which are now operating pursuant to that Agreement and doing business as Envirotest Technologies, Inc. (hereinafter, "Contractor"), whose address is 2002 North Forbes Boulevard, Tucson, Arizona, 85745-1446, the parties hereto further agree as follows:


                                     WITNESSETH:


    WHEREAS, the Agency and the Contractor entered into the Agreement hereinabove described, pursuant to which the Agency engaged the Contractor to perform services in connection with the Illinois Vehicle Emissions Inspection Law;

    WHEREAS, the Agreement incorporates by reference the Scope of Services for the Extension of the Vehicle Emission Test Program, dated October 31, 1990 (hereinafter, "Scope"), the License Agreement, dated October 31, 1990, the Contractor's Technical Proposal, dated September 21, 1990, and each of five (5) Amendments subsequently entered into pursuant to the terms of the Agreement;

    WHEREAS, the Agreement is due to expire on December 31, 1995, which is its Normal Termination Date;

    WHEREAS, the Parties are desirous of extending the Normal Termination Date of said Agreement;

    WHEREAS, it is in the best interest of the State to extend the Normal Termination Date of the Agreement with the current Contractor in order to continue operation of the Vehicle Emissions Test Program until such time as a new enhanced vehicle emissions test program is implemented;

    WHEREAS, to reflect the further understandings and agreement of the Agency and the Contractor, the Agency and the Contractor have determined it to be in their best interests to enter into this Amendment Number 6 to the Agreement;

NOW THEREFORE, in consideration of the mutual promises contained herein, the parties hereto agree as follows:

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1.  Except as specifically agreed to hereinafter, all applicable current duties and responsibilities of both the Agency and the Contractor under Professional Services Agreement VI-1024 and incorporated documents which are necessary for the continuation of the Illinois Program shall continue in full force and effect from January 1, 1996 to June 30, 1997. June 30, 1997 is hereby declared to be the new Normal Termination Date of the Agreement, replacing December 31, 1995. Any provisions of any document which forms a part of the Agreement which conflicts with the agreements contained herein are hereby modified or eliminated as necessary.

2. The Contract shall be amended to delete all references to the "hybrid" test frequency schedule specified in Section 1.1(1) and Section 4.2.6 (A) of the Scope. This schedule shall be replaced with the biennial frequency schedule specified in the Vehicle Inspection Law of 1995 requiring emissions testing in the third, fifth, seventh, etc. year of vehicle age. The transition to the new biennial frequency schedule was initiated in July, 1994 and completed in October, 1995.

3. The Contractor shall not conduct tamper checks. The Agency, however, will continue to conduct tamper checks as required to fulfill its duties to perform waiver inspections.

4. The Contractor shall perform idle exhaust emissions inspections in accordance with 35 Ill. Adm. Code 240 Subpart D and the procedures contained in Appendix A, attached to this Amendment Number 6 and made a part hereof.

5. The use of a "Vehicle Emission Inspection Sticker" (Sticker) as provided for in the Scope will be discontinued when the Contractor's current supplies are exhausted, estimated to be in May, 1996. At that time, the Sticker shall be replaced by a modified version of the current "Vehicle Inspection Report" ("VIR"). The requirements of the modified VIR shall be jointly developed by the Agency and the Contractor no later than February 15, 1996.

    The second sentence of the introductory paragraph in Section 4.3.7(A) of the Scope is therefore revised as follows:

         Operators of vehicles passing the emission inspection shall receive a Vehicle Inspection Report/Compliance Certificate (the "VIR/Compliance Certificate") containing the information listed below:

    As of the date of execution of this Amendment Number 6, the content of
    Section 4.3.7(B) and Table 4.3.7(B) of the Scope

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    is deleted.  Section 4.3.7(B) is to remain blank and designated as
    "Reserved".

    All other references in the Agreement to the "Sticker" shall be modified as necessary in accordance with the intent hereof.

6. No later than 30 days from the date of execution of this Amendment Number 6, the Contractor shall submit to the Agency a revised and updated Management Plan as described in Section 5.1. of the Scope.

7. No later than 30 days from the date of execution of this Amendment Number 6 the Contractor shall submit to the Agency, for Agency approval, a new Implementation Schedule using the format contained in Section 6.1.2. of the Scope. The implementation Schedule shall describe the Contractor's proposed activities during the contract extension period, specifically including but not limited to its schedule for implementing the evaporative system integrity test ("gas cap only" test) referenced at Paragraph 25 hereinafter, the outstanding Engineering Modification Requests (EMRs) referenced at Paragraph 9 hereinafter, and other requirements of this Amendment Number 6. Failure to submit either the Management Plan described at Paragraph 6 hereinabove or the Implementation Schedule described herein shall result in damages being assessed in accordance with Section 6.9.11 of the Scope, subject to the provisions of Section 7.6 of the Scope, if applicable.

8. The current test network contains five (5) deactivated lanes. In order to maximize efficiencies and provide the highest level of service to motorists, the Agency and the Contractor hereby agree to activate two (2) currently deactivated lanes: one (1) at Station #7, and one (1) at Station #13; and, deactivate two (2) currently activated lanes. The two (2) lanes to be deactivated will be determined by mutual agreement between the Agency and the Contractor no later than February 1, 1996. Activation of the lanes at Stations #7 and #13 will take place on March 5, 1996.

9.  A new Section 4.10 is added to Part IV of the Scope as follows:

         4.10 SYSTEM CHANGE PROCEDURES

         The Agency and the Contractor shall develop and implement an improved change control system designed to ensure effective and timely resolution of System

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         problems, deficiencies, bugs, as well as System enhancements requested by the Agency or the Contractor.

         The Contractor agrees that changes described in Engineering Modification Requests (EMRs) assigned EMR log numbers prior to December 13, 1995 shall be completed (including passing all necessary acceptance tests) no later than March 1, 1996 for EMRs classified as "deficiencies/bugs" (EMR Numbers 073, 077, 183, 216, 227, 230, 233,
         237, 244, 247a, 248, 250, 261, 262, 263, 264, 267, 270, and 290), and
         no later than April 1, 1996 for EMRs classified as "improvements/ enhancements" (EMR Numbers 222, 266, 269, 281, 282, 283, 284, 285,
         288, and 289), with all required System documentation provided to the Agency for approval no later than May 1, 1996.

         All subsequent System changes shall be completed (including passing all necessary acceptance tests and submission to the Agency of all required System documentation, which shall include a written narrative description of all changes made to the System) within 60 days of acceptance of the change request by the Agency and Contractor (as evidenced by the issuance of an EMR log number) and implemented within 90 days of acceptance. No changes shall be implemented without written approval by the Agency Representative or his/her designee.

         Alternative completion and implementation dates may be approved by the Agency upon written request by the Contractor made prior to acceptance of the change request. All completion and implementation dates shall become part of the Implementation Schedule required by Paragraph 7 of this Amendment Number 6.

         All EMR requests shall be submitted in writing and jointly reviewed and agreed to by the Agency and Contractor. Acceptance or denial of the EMR request shall be made in writing by both parties, within 10 business days of the request.

10. The Contractor shall provide three (3) complete sets of its current, updated system documentation to the Agency no later than May 1, 1996, and within 30 days of any subsequent change thereafter. Failure to do so shall result in damages being assessed in accordance with Section 6.9.11, subject to the provisions of Section 7.6. of the Scope, if applicable.

11. The Contractor shall perform background reference checks of employee applicants and perform covert audits of its

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    employees in an effort to employ individuals of suitable qualifications and integrity. In addition, the Contractor shall provide to the Agency on a monthly basis, the following information: names and number of station personnel hired each month, background reference checks conducted on each new hire, the name of each employee terminated during the monthly reporting period (with an indication for each termination as being voluntary or involuntary), and the total number of employees terminated during the monthly reporting period.

12. The penalty amounts or criteria contained in the following Sections in the Scope for purposes of the contract extension period specified in this Amendment Number 6 will remain at their 1995 levels: Sec. 6.9.4, Sec. 6.9.5, Sec. 6.9.6(A), Sec. 6.9.6(B), Sec. 6.9.7(b), Sec. 6.9.8(A), Sec.
    6.9.8(B), Sec. 6.9.9, Sec. 6.9.10, Sec. 6.9.11., Sec. 6.9.13., and Sec.
    6.9.15.

    Additionally, as of the date of execution of this Amendment Number 6 the language of Section 6.9.1.(A) is deleted and replaced with the following:

         The revised Implementation Schedule to be provided by the Contractor to the Agency as described in this Amendment Number 6 shall be prepared insofar as possible using format specified at Section 6.1.2. of the Scope, including setting forth major contractual milestones for the agreements contained in this Amendment Number 6. Failure to meet these milestones shall result in the Contractor being assessed damages of $100 per day for each such milestone date not met, except that if the Contractor fails to meet the implementation date of gas cap testing, the penalty is hereby set at $1000 per day for each day beyond the specified implementation date for gas cap testing. However, in the event that the gas cap test equipment supplier fails to deliver such test equipment as stated in the Implementation Schedule, then all subsequent milestone dates shall be extended commensurate with such delay. The Agency in its sole discretion may waive one or more of the penalties described herein.

13. The following provisions of Part VIII of the Scope are revised:

         SECTION 8.2.2. The definition of the variable "B" after the adjustment formula contained in this section is amended by adding the following sentence: "The product of 0.2 multiplied by B will be rounded to the
         nearest whole cent."   Also, the definition of the variable "V" after
         the adjustment formula is amended as follows: "V


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         is the monthly Base Volume of Tests which is 175,000."

         SECTION 8.3. The first sentence of this section is replaced with the following: "The Contractor is required to amortize or depreciate the costs comprising its Fixed Cost Component over the period of the Contract as determined from January 1, 1996 through June 30, 1997, using the straight line amortization and depreciation method."

         SECTION 8.4.1. The amount of the Fixed Cost Component contained in this section is changed from $1.37 to $0.60.

         SECTION 8.4.2. The amount of the Operating Cost Component contained in this section is changed from $4.45 to $5.22.

14. On or before January 15, 1996 the Contractor shall provide the Agency with a performance bond (the "Performance Bond") in a form approved by the Agency which shall be executed by a bonding company which has been approved by the Agency as surety. The Performance Bond shall be for an amount of one million dollars ($1,000,000) covering the obligations of the Contractor to the Agency under the Agreement as amended. The Performance Bond shall be released upon the satisfactory completion by the Contractor, of all of its obligations in accordance with the Agreement or at an earlier time if it is determined by the Agency in writing to be in the best interest of the state to do so. The Agency may in its sole discretion waive, in writing, this Performance Bond requirement at the written request of the Contractor if the Agency determines it is in the best interests of the State to do so.

15. In the event that during the term of the Agreement a party other than the current Contractor or its agents, employees or subcontractors is granted access to, or the use of, some or all of the inspection stations used by the Contractor in performance of the Agreement, the Contractor shall afford any and all necessary access to such parties. Notwithstanding the above, the Contractor is required to retain the level of service stipulated in the Agreement throughout its entire term.

16. The introductory section of Section 6.7, Paragraph A of the Scope is revised to state that:

         The Contractor shall be required to maintain within the State of Illinois original or copies of all insurance

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         policies and certificates of insurance that the Contractor is required to secure, all subcontracts and all of its records relating to the performance of the contract, including but not limited to such items documenting:

                                        * * *

17. The Contractor shall provide the Agency with a statement setting forth all of its parent and subsidiary corporations. Such statement shall be updated as necessary whenever a change in the Contractor's parent and/or subsidiary corporations occurs.

18. The definition of a "Lane Closure Event" contained in the last sentence of
    Section 5.2.3(B) of the Scope is revised as follows:

         For the purpose of this section, excessive wait and a "Lane Closure Event" shall be deemed to occur in any instance where a closed lane is not opened when an average of five (5) or more vehicles are present at remaining open lanes and the closure was the result of the lane(s) not being staffed or the Contractor not performing in accordance with Agency-approved, written operating procedures.

19. If the excessive waiting times at a station occur and the Contractor is not subject to penalties under the "Lane Closure Event" definition of Paragraph 18 of this Amendment Number 6, the State agrees that the Contractor will not be penalized under Sections 6.8.1. or 6.8.3. of the Scope as long as the Contractor can demonstrate that the excessive wait times are caused solely by the addition of the gas cap pressure test as required by this Amendment Number 6.

20. Section 4.8 of the Scope is revised in accordance with Appendix B to this Amendment Number 6.

21. The text of Section 4.1.2(I) of the Scope is deleted and replaced with the following:

         (I) Prepare and mail any and all warning notices.

    The word "FIRST" is stricken from Section 4.9.3.2.(A)(3) of the Scope, and
    Section 4.9.3.2(A)(4) of the Scope is hereby eliminated.

22. The text of Section 6.4.2(A) of the Scope of Services is revised to state that if the Contractor's project manager is absent from its Illinois headquarter offices for more than

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    five (5) consecutive days, and if the Contractor does not provide the
    Agency with the notification of appointment of a replacement, the Contractor's designated alternate shall automatically assume the responsibilities of the project manager until the return of the Contractor's project manager or the designation (with the Agency's approval) of a new project manager.

23. The text of Section 9.6 of the Scope is modified to reflect that the proper title for the Illinois Program Manager is "Manager, Division of Vehicle Inspection and Maintenance." All similar citations in the Agreement are hereby changed as necessary.

24. The option to acquire assets contained in Section 7.2.2. of the Scope is hereby eliminated.

25. The Scope is revised to include the requirements of Appendix C to this Amendment Number 6.

26. Pursuant to Public Act 88-671, the Contractor certifies that neither it nor any substantially-owned affiliated company is participating or shall participate in an international boycott in violation of the provisions of the U.S. Export Administration Act of 1979 or the regulations of the U.S. Department of Commerce promulgated under that Act.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment Number 6 this 29th day of December, 1995, and have agreed that it shall become a part of the Professional Services Agreement Number VI-1024 as evidenced by the signatures of their duly authorized representatives as affixed below.

INTRA-AGENCY CONCURRENCE:


/s/ Division Manager              /s/ Fiscal Officer
- - --------------------------------   --------------------------------------
Division Manager                  Fiscal Officer

ENVIROTEST TECHNOLOGIES, INC.     ILLINOIS ENVIRONMENTAL
                                  PROTECTION AGENCY



By: /s/ Raj Modi                  By: /s/
- - --------------------------------   --------------------------------------

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                APPENDIX A: DRAFT VERSION OF 35 ILL. ADM. CODE 276.201


Section 276.201    Exhaust Emission Test Procedures -
                   Steady-State Idle Test

a)  1)   Steady-State Idle Test

    The steady-state idle test consists of a first-chance idle mode test followed, if necessary, by a second-chance test. The second-chance test consists of a high idle preconditioned mode while in neutral or park, followed immediately by a second-chance idle mode test.

    2)   Ford Motor Company and Honda Vehicles

    The engines of 1981 through 1987 Ford Motor Company vehicles and 1984 through 1985 model year Honda Preludes must be shut off for not more than ten seconds and restarted prior to initiating the idle mode of the second-chance test. The probe shall be removed from the tailpipe or the sample pump turned off if necessary to reduce analyzer fouling during the restart procedure.

b)  General Requirements

    1) Initial tests (i.e., those occurring for the first time in a vehicle's scheduled test cycle) shall be performed without repair or adjustment at the inspection facility, prior to the test.

    2) Tests involving measurement shall be performed with Agency-approved equipment that has been calibrated according to the quality assurance procedures contained in Section 276.602. [SECTION 276.602 IS NOT AVAILABLE AT THIS TIME]

    3) Vehicles with apparent leaks of fuel, oil, coolant, or exhaust shall not be tested.

    4) Vehicles with missing tail pipe sections which would prohibit full insertion of an analyzer probe shall not be tested.

    5) Vehicles shall be tested with their engines and emissions control systems at normal operating temperatures and not overheating (as indicated by gauge, temperature lamp, touch test on the radiator hose, and/or boiling radiator).

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    6)   Vehicles shall be tested without any accessories in operation.

    7)   Vehicles shall be tested with their transmissions in neutral or park.

    8) For vehicles with multiple tailpipes, separate test results from each tailpipe shall be numerically averaged for each pollutant sampled unless equipment capable of simultaneously sampling multiple tailpipes is utilized.

c)  General Test Requirements

    1) The analysis of exhaust gas concentrations must begin ten seconds after the applicable test mode begins.

    2) Exhaust gas concentrations must be analyzed at a minimum rate of once every 0.75 second.

    3) The measured value for pass/fail determination is a simple running average of the measurements taken over five seconds.

    4) With the exception of those vehicles specified in paragraph (c)(5), the tachometer must be attached to the vehicle in accordance with the analyzer manufacturer's instructions.

    5) Vehicles that cannot continuously meet the engine speed requirements of paragraph (e)(1)(B) within 30 seconds of initiation of the first-chance test shall be rejected upon verification by station supervisory personnel, of the proper operation and placement of the tachometer. If station supervisory personnel determine that the operation or placement of the tachometer is faulty, immediate corrective action shall be taken and the vehicle shall be retested in accordance with paragraph (e).

    6)   If the engine speed falls outside the limits specified in (e)(1)(B),
         (e)(2)(B), or (e)(2)(C), as applicable, for more than 5 seconds over all the excursions, the mode timer resets to zero and resumes timing.

    7) For vehicles whose design prevents the monitoring of the engine rpm rate with a tachometer, the engine speed requirements of paragraphs
         (e)(1)(B), (e)(2)(B), and (e)(2)(C) shall not apply. The preconditioning mode of a second-chance idle test shall consist of accelerating the vehicle's engine to an estimated rate of 2500 rpm

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         for a period of 30 seconds prior to initiating a second-chance idle mode test.

    8) The sample probe must be inserted into the vehicle's tailpipe to a minimum depth of 10 inches. If the vehicle's exhaust system prevents insertion to this depth, a tailpipe extension must be used.

    9) The measure concentration of CO plus CO2 must be greater than or equal to six percent (6%) or the vehicle will be rejected.

    10) Vehicles whose engine stalls at any time during the test sequence shall be rejected.

d)  Pass/Fail Determination

    A pass or fail determination is made for each applicable test mode based on a comparison of the test standards contained in 35 Ill. Adm. Code Section
    240.124 with the measured value for hydrocarbons (HC) and carbon monoxide
    (CO) as described in paragraph (c) of this section. A vehicle passes the test mode if any pair of simultaneous measured values for HC and CO are below or equal to the applicable test standards. A vehicle fails the test mode if the values for either HC or CO, or both, in all simultaneous pairs of values are above applicable standards.

e)  Test Sequence

    The steady-state idle test consists of a first-chance test and a second-chance test. The first-chance test consists only of an idle mode. The second-chance test consists of a preconditioning mode followed immediately by an idle mode, and is performed only if the vehicle fails the first-chance test.

    1)   First-Chance Test

         A)   The test timer starts when the conditions specified in paragraphs
              (B) and (C) of this section are met.

         B) The mode timer starts when the vehicle engine speed is between 350 and 1300 rpm. The minimum mode length is determined as described under paragraph (e)(1)(C) of this Section. The maximum mode length is 90 seconds elapsed time.

         C) The pass/fail analysis begins after the elapsed time of ten seconds. A pass or fail determination

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              is made for the vehicle and the mode is terminated in accordance with paragraphs (e)(1)(C)(i) through (iv) of this Section.

              i) The vehicle passes the idle mode and the test terminates on or before an elapsed time of 30 seconds, if the measured values are less than or equal to the applicable test standards as described in paragraph (d) of this section.

              ii) The pass/fail analysis shall continue beyond 30 seconds as long as emission readings are declining based upon comparison of the last 5 consecutive measured values. The vehicle passes the idle mode and the test is immediately terminated if, at any point between an elapsed time of 30 seconds and 90 seconds, the measured values are less than or equal to the applicable test standards described in paragraph (d) of this section.

              iii) The vehicle fails the first-chance test if the provisions of paragraph (e)(1)(A), or (e)(1)(C)(i), or
                        (e)(1)(C)(ii) of this section are not met.

              iv) The vehicle shall fail the first-chance test and the second-chance test shall be omitted if no measured values less than 1800 ppm HC are found by an elapsed time of 30 seconds.

2)  Second-Chance Test

    A) If the vehicle fails the first-chance test, the test timer resets to zero and a second-chance test is performed.

    B)   Preconditioning Mode

         The mode timer starts when the engine speed is between 2200 and 2800 rpm, or between 1650 and 1950 rpm on specified vehicles equipped with ZF 4-speed Automatic Transmissions. The mode continues for an elapsed time of 30 seconds.

    C)   Idle Mode

         The mode timer starts when the vehicle engine speed is between 350 and 1300 rpm. The minimum idle mode length is determined as described in paragraph (e)(2)(D) of

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         this Section. The maximum idle mode length is 60 seconds elapsed time.

    D) The pass/fail analysis begins after an elapsed time of ten seconds. A pass, fail, or rejection determination is made for the vehicle and the idle mode is terminated in accordance with paragraphs (e)(2)(D)(i) through (iii) of this Section.

         i) The vehicle passes the idle test and the test terminates on or before an elapsed time of 60 seconds if the measured values are less than or equal to the applicable test standards as determined by the procedure described in paragraph (d) of this section.

         ii) The vehicle fails the idle test and the test terminates if the provisions of paragraph (e)(2)(D)(i) are not met within an elapsed time of 60 seconds.

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                       APPENDIX B: DATA PROCESSING REQUIREMENTS

GAS CAP TEST SUPPORT/REPORTING

SCIMIS II modifications will be required to adequately support gas cap pressure testing. The System shall be modified to incorporate into each vehicle record, the type of gas cap adapter required. The lane controller may prompt the lane inspector, indicating the adapter required for the vehicle being tested. The results of the pressure test may be manually entered into the system. Lane operators shall enter fail results in cases where caps are missing.

Modifications shall be made as necessary to adequately document and report results of gas cap tests. This shall include modifications to transaction table records as appropriate to indicate test results and indication of the actual gas cap adapter utilized to perform the test.

REPORTING FORMAT/MEDIA

To facilitate billing evaluation and processing, in addition to providing the magnetic tape specified in Section 4.9.3.1., the Contractor shall provide the Agency with System Access to the Billing File for a minimum of 15 business days following creation of the file.

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                         APPENDIX C: GAS CAP PRESSURE TESTING

SUMMARY

Beginning on July 1, 1996, an evaporative system integrity test shall be performed on all vehicles required to be equipped with evaporative controls at the time of manufacture. The test shall consist of identification of missing, defective or non-original (or equivalent) equipment, as well as a gas cap leak test.

Gas cap leaks shall be determined through the measurement of leakage flow rate. It is the intention of the Agency to develop and propose rules in early 1996 to enable us to implement a gas cap pressure test.

The Agency assumes that to the extent possible, the Contractor will conduct the gas cap test concurrently with the exhaust emission test. This will require the removal of the cap prior to the start of the emissions test and the fitting of a leak-tight cap on the filler neck to ensure that an "open" evaporative system will not adversely impact exhaust results (vehicles falsely passing the exhaust test due to a vacuum leak).

TEST PROCEDURES

1.0 LEAK FLOW GAS CAP TEST PROCEDURE

1) The gas cap shall be removed from the vehicle and connected to the cap tester utilizing the adapter/fitting applicable to the vehicle being tested. The gas cap shall be properly tightened onto the tester.
2) The gas cap tester shall be pressurized to 30 + or - 1 inches of water. After pressure stability is achieved, the inspector shall initiate the test. The tester shall measure the gas cap leak flow rate and simultaneously compare this flow rate against the flow rate through the calibrated orifice.
3) At the conclusion of the test the gas cap shall be removed from the cap tester and the gas cap shall be replaced on the vehicle, ensuring that it is properly tightened.

1.1 PASS/FAIL DETERMINATION

1) If the gas cap is missing, or the cap will not fit on the applicable adapter, the vehicle shall fail the gas cap integrity test.
2) If, during the course of the test, the gas cap flow rate exceeds the flow rate through the calibrated orifice, the vehicle shall fail the gas cap integrity test.
3) Gas caps failing the initial pressure test shall immediately receive a second-chance test after verifying that the

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    correct adapter is being used and that the gas cap is properly affixed.

1.2 RESULTS REPORTING

1) The results of pressure leak tests shall be collected and entered into the test record.
2) Results for vehicles failing due to missing or mismatched gas caps shall be collected and recorded on the test record.
3) The following results shall be recorded on the test record and printed on the Vehicle Inspection Report provided to the motorist:
    a)   overall pass/fail result (pass/fail/inapplicable);
    b)   If tested, the adapter type used; and,
    c)   reason code for failing vehicles:
         i)   "M" if missing;
         ii)  "W" if wrong (mismatched); or,
         iii) "L" if leaking (in excess of flow standard).

2.0 GAS CAP PRESSURE TEST STANDARDS

SECTION 240.172    EVAPORATIVE SYSTEM PRESSURE TEST STANDARDS

a) The vehicle shall be inspected utilizing an evaporative system pressure test adopted by the Agency.
b) The vehicle shall fail the evaporative system pressure test if one or more of the following occurs:
    1)   the gas cap is missing; or,
    2)   the gas cap is determined to be improper for the vehicle being tested.
c) The vehicle shall fail the evaporative system pressure test if the leakage flow rate of gas cap exceeds 60 cc/min. @ 30 in. of water pressure, as determined by comparing the leakage flow rate with the flow rate through a calibrated master orifice of 0.0047 inches.

Note: The 60 cc/min. flow rate std. was proposed by Stant Inc. and is based upon a 6X factoring of the 10 cc/min. production line std. As discussed during the November 1995 I/M Test Committee meeting, this flow rate std. is significantly more stringent than the 6 in. of water pressure decay standard. At this time, little comparative test data exists to determine the impact of the difference on failure rate and pressure test credit. Conceptually, the 60 cc/min. std. should be worth more than the 6 in. decay std. (assuming the more stringent standard results in a significantly higher failure rate). This should be verified prior to setting a standard.

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3.0 DEVELOPMENT TESTING

The Contractor shall conduct leak rate tests in early 1996 using testers set up to identify different leak rates (e.g. 60, 100, 200, etc.). It is recommended that this "developmental" testing be done on approximately 1000 vehicles for each leak rate chosen. This testing program would also determine the rate of missing and/or unmatched caps. No vehicles would be failed during this initial period.

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